Pricing Supplement No. 2                             Filing Under Rule 424(b)(3)
Dated:  October 22, 1997                               Registration No. 333-4288
(To Prospectus dated May 7, 1996 and
Prospectus Supplement dated August 1, 1996)

                                   $75,000,000
                               UGI UTILITIES, INC.
                           SERIES B MEDIUM-TERM NOTES

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
PRINCIPAL AMOUNT:  $20,000,000                         CUSIP: 90269Q AE9                   FIXED RATE NOTE:  YES

AMORTIZING NOTE:  YES _____   NO __X__        INDEXED NOTE:  YES _____   NO __X__                  FLOATING RATE NOTE:  NO
                  (SEE BELOW)                                (SEE BELOW)                               (SEE BELOW)
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
FIXED RATE NOTES/FLOATING RATE NOTES                                 FLOATING RATE NOTES:

   Original Issue Date: October 28, 1997                             Base Rate:
   Interest Rate (if fixed rate): 7.25%                                 _____ CD Rate
     Subject to change before maturity date:                            _____ Commercial Paper Rate
         Yes _____ (See Below)  No __x__                                _____ Federal Funds Rate
   Maturity Date: 11/1/2017                                             _____ LIBOR (See Below)
   Issue Price (as a percentage of                                      _____ Prime Rate
      principal amount): 100%                                           _____ Treasury Rate
   Presenting Agent/Principal:  Donaldson, Lufkin & Jenrette            _____ Other (See Below)
      Commission (%): 0.75%                                          Index Maturity:
   Net Proceeds to the Company (%): 99.25                            Spread (plus or minus):
   Redemption Commencement Date (if any): N/A                           Subject to change before maturity date:
   Repayment Dates (if any): N/A                                           Yes _____ (See Below)   No _____
   Redemption Price: N/A                                             Spread Multiplier:
   Repayment Price: N/A                                                 Subject to change before maturity date:
Interest Payment Dates: May 15, Nov 15                                     Yes _____ (See Below)   No _____
   Original Issue Discount Note:                                     Maximum Interest Rate:
      Yes: _____  No: __x__                                          Minimum Interest Rate:
      If Yes:                                                        Initial Interest Period:
         Yield to Maturity:                                          Initial Interest Rate:
         Initial Accrual Period:                                     Interest Reset Periods:
         OID Default Amount:                                         Interest Reset Dates:
   Reset of Interest Rate, Spread or                                 Interest Determination Dates:
      Spread Multiplier:                                             Calculation Dates:  A/S
      Yes: _____ (See Below)  No: __x__                              Regular Record Date:  A/S
   Any material United States income tax
      consequences of purchasing, holding or
      disposing of the Notes:
      A/S: __x__          Other:_______________
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                               NO ADDITIONAL TERMS




         As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $40,000,000; and the aggregate initial public offering price of Debt Securities
(as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $40,000,000. "N/A" as used herein means "Not Applicable", "A/S" as used herein means "As stated in the Prospectus
Supplement referred to above."


                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION